Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS THIRD QUARTER RESULTS

Quarterly Financial Highlights
•	Net loss per share of $0.24

•	Home lending pre-tax charge of $465 million

•	Commercial businesses performed well

•	Strong asset growth

•	Solid commercial credit quality

•	Moderating expenses

          NEW YORK – October 17, 2007 – CIT Group Inc. (NYSE: CIT), today reported diluted net loss per share of $0.24 for the third quarter of 2007, due to the home lending charge, versus $1.44 of earnings per share for the 2006 quarter. Net loss attributable to common shareholders was $46.3 million for the current quarter, versus net income of $290.8 million last year.

          The Company took the following actions on its home lending liquidation strategy:

■	Recorded a lower of cost or market (“LOCOM”) charge relating to home lending receivables of $465.5 million, or $290.5 million after-tax (EPS decrease of $1.53)

■	Closed the origination operations (as previously announced) and recorded a pre-tax charge of $39.6 million (EPS decrease of $0.12);

■

Retained $9.7 billion of the portfolio to be liquidated under contractual terms over time (now classified as held-for-investment), of which approximately $7.5 billion of collateral was securitized (proceeds of $4.3 billion in September and $0.8 billion in October, accounted for as on-balance sheet non-recourse, secured borrowing);

■

Contracted to sell approximately $875 million of non-performing and delinquent loans in October at prices approximating the September 30, 2007 adjusted carrying value. Continuing to market the balance of loans in held-for-sale; and

■	Generated $23 million of income in the home lending segment, excluding the aforementioned charges, (EPS contribution of $0.12).

          Excluding the home lending segment, results were driven by improved finance revenue on higher earning assets, stable net finance revenue as a percentage of average earning assets, continued strong commercial credit quality, lower expense levels and a lower effective tax rate.

          “We made good strategic progress this quarter in a very challenging market environment which highlights the value of our model and the resilience of our franchise,” said Jeffrey M. Peek, Chairman and Chief Executive Officer of CIT. “CIT’s commercial businesses continued to perform well with strong asset growth, increased revenues and stable credit quality. We also advanced our home lending liquidation strategy and mitigated risk through plans to sell $875 million worth of non-performing loans, all while raising $10 billion in asset backed financing.”

          As required under generally accepted accounting principles, the Company reduced the home lending receivables portfolio to the lower of cost or market. The aforementioned charge reflects further deterioration in the market value of home lending receivables during the quarter based on observable market transactions and other market data. At September 30, 2007, the $11.1 billion mortgage portfolio (excluding repossessed assets) was valued at $10.0 billion, a 9.7% discount to the unpaid principal balance compared to 6.4% at June 30, 2007.

Consolidated Financial Highlights:

Net Finance Revenue

•

Net finance revenue was up 1% from last quarter and 19% from last year. Average earning assets declined from the prior quarter due to the construction sale last quarter and the LOCOM adjustment on the home lending receivables, but increased from last year on strong asset growth.

•

Net finance revenue as a percentage of average earning assets was 2.96% versus 2.89% last quarter and 2.99% last year. Funding costs increased over the prior quarter and last year, but were more than offset by higher home lending yields (the elimination of amortization of capitalized origination costs due to the LOCOM adjustment on that portfolio).

•

Operating lease net revenue was 6.90% of average operating leases, down from 6.97% last quarter, due to lower railcar utilization, and up from 6.54% last year due to strength in aerospace rental rates.

Other Income

•

Other income decreased from last quarter, primarily reflecting: (1) a significant gain on the sale of construction assets last quarter, (2) lower gains on receivable sales and syndication fees (3) higher fees and (4) higher factoring commissions. The current quarter also includes $9.5 million of post-closing income from the prior quarter’s sale of the construction business. The year-over-year decline in other income was due to reduced loan sales and syndication activity.

•	Fees and other income improved from last quarter, largely due to higher advisory fees and other income in our healthcare unit.

•	Factoring commissions increased this quarter on seasonal volume increases, and were essentially flat with the prior year.

•

Gains on receivable sales and syndication fees were down sharply from last quarter and last year, due to the lack of liquidity and lower activity in the syndicated loan markets and no home lending sales. Loan sale and syndication volume was $1.2 billion (13% of origination volume), down from $5.7 billion (52%) and $3.6 billion (33%) in the prior quarter and prior year quarter.

Credit Quality

•

Net charge-offs as a percentage of average finance receivables were 0.46% (excluding home lending and student lending), up slightly from last quarter due to higher losses in the other consumer portfolios in the Consumer segment and flat with a year ago.

•	60+ day owned delinquencies were 1.34% (excluding home lending and student lending), up from last quarter, primarily in Corporate Finance and international Vendor Finance, and flat with a year ago.

•	Non-performing assets were 1.03% (excluding home lending and student lending), up from last quarter and down from last year.

•	The percentages in the three preceding items exclude home lending and student lending, both the credit metric as well as the asset base.

•

Net charge-offs in the home lending portfolio were $55.5 million, up from $38.4 million last quarter and $18.5 million last year. Home lending net charge-offs were not included in third quarter 2007 net charge-offs as losses on these receivables are reflected as a change in our LOCOM adjustment for the quarter.

•

Reserves for credit losses increased $27 million from June 30, 2007. Excluding specific reserves, U.S. Government guaranteed student loans and home loans, the reserve was 1.20% of finance receivables, down slightly from last quarter reflecting seasonal growth in factoring and essentially flat with last year.

Expenses

•

Salaries and general operating expenses were down 3% from last quarter and up 5% from a year ago. Lower headcount, legal fees, advertising and variable compensation accruals were offset by higher expenses related to the acquisition of a mergers and acquisition advisory firm. The increase from last year primarily relates to costs associated with various acquisitions, partially offset by expense reduction initiatives.

•

The provision for severance and real estate exit activities totaled $42 million, which included provisions for the elimination of approximately 600 positions, primarily in our home lending business. Approximately 400 of these positions were eliminated in the third quarter, with the remaining scheduled to terminate in the fourth quarter.

•	Employee headcount totaled approximately 7,010 at September 30, 2007, down from 7,310 last quarter and 7,200 a year ago.

Income Tax Provision

•	The third quarter results included a $95.6 million tax benefit on a $133.3 million pretax loss.

•	Excluding the home lending adjustment, the third quarter effective tax rate approximated 25%. On a go-forward basis, the annual effective tax rate is anticipated to approximate 27%.

Volume and Assets

•

Origination volume for the quarter, excluding factoring and home lending, was $8.6 billion, down from $9.4 billion last quarter and $9.0 billion a year ago. Solid new business volume in Transportation Finance and Vendor Finance was offset by lower Corporate Finance originations, reflecting the sale of the construction business and softer market conditions. The decline from last year is due to the construction business sale and lower healthcare volumes.

•

Managed assets were up 5% from June 30, 2007 due in part to seasonal growth in Trade Finance and Student Lending and up 17% over last year (21% excluding home lending), driven by the combination of solid origination volume and acquisitions.

•	Excluding home lending, finance receivables held for sale increased $0.7 billion during the quarter to $3.0 billion primarily on higher Vendor Finance levels.

Capitalization, Funding and Liquidity

•	The ratio of total tangible equity to managed assets at September 30, 2007 was 7.69%, down from 8.27% last quarter and 9.36% last year.

•	During the quarter we funded our business principally in the asset-backed markets. We raised approximately $9.8 billion of proceeds through on and off balance sheet financings including:

$4.3 billion secured by home loans, $2.8 billion secured by student loans, $1.5 billion secured by factoring receivables and $1.2 billion secured by equipment.

•	In October, we received an additional $0.8 billion of proceeds from home lending receivables securitizations.

•	Commercial paper outstandings declined to $3.6 billion from $6.2 billion at June 30, 2007.

•

Alternate liquidity at September 30, 2007 included cash and equivalents approximating $5.0 billion, committed and available bank lines of $7.5 billion, and committed and available asset-backed facilities of $2.4 billion.

•

The Company’s preferred stock and junior subordinated notes require the Company to satisfy dividend and interest payments with the net proceeds from the sale of common stock in the event the Company’s rolling four-quarter fixed charge coverage ratio is less than 1.10. Following the previously discussed home lending actions, the Board of Directors authorized the Company to issue and sell common stock in amount sufficient to allow it to pay dividends and make interest payments on the aforementioned securities. As a result of selling shares of common stock on October 16, 2007, the Company satisfied the conditions necessary to permit the declaration and payment of preferred stock dividends payable December 17, 2007.

Segment Results:

Our segment disclosures reflect changes in our operations relating to the former Consumer and Small Business Lending segment. The presentation of prior period data has been conformed to current period presentation.

•	The home lending business is being reported as a separate segment, due to changed market conditions and our outlook that such conditions will prevail for the foreseeable future.

•	The student lending business and certain small consumer loan portfolios previously in the Consumer and Small Business Lending segment, are reported in the Consumer segment.

•

The small business lending unit was transferred from the former Consumer and Small Business Lending segment to the Corporate Finance segment during the quarter, in line with recent management reporting changes.

Corporate Finance

•

Total net revenues (the sum of net finance revenue and other income) decreased from the prior year as revenue from higher assets and improved advisory fee income from our recent acquisition was offset by lower gains from loan sales and syndications, due to lower market liquidity and syndication activity. We syndicated or sold approximately $850 million of receivables compared to $1.9 billion last year.

•	Net finance revenue as a percentage of average earning assets was essentially flat with last year.

•	Net charge-offs increased from last year due to lower recoveries. Delinquencies and non-performing assets increased from last quarter, but remain below last year’s levels.

•	Volume decreased from record levels last year due to market conditions and the sale of the construction business.

•	Return on risk-adjusted capital was 13.9%, improved from last quarter excluding the construction sale gain, and down from the prior year on lower other income and fewer recoveries.

Transportation Finance

•	Total net revenues were up from last year due to asset growth, improved rental rates and higher gains on equipment sales.

•

Net finance revenue as a percentage of average earning assets after depreciation was essentially flat with the prior year as continued strength in aerospace rentals was offset by a modest decline in railcar utilization (from nearly full utilization levels).

•	Credit quality continued strong with net recoveries, stable delinquencies and level non-performing assets.

•

Volume was strong, effectively doubling from the prior year, as we had good financing flow and took delivery of and placed four new aircraft on leases. All of the scheduled aerospace deliveries through March 2009 have been placed.

•	Return on risk-adjusted capital improved from last quarter to 16.8% and declined from the prior year, as the year ago period benefited from the release of deferred tax liabilities.

Trade Finance

•	Total net revenues were down slightly from last year as increased net finance revenue on higher net receivables was offset by lower commission rates.

•	Factored volume seasonally increased in the third quarter, but was flat with the prior year.

•	Net finance revenue as a percentage of average earning assets decreased from the prior year on competitive pricing.

•	Net charge-offs, delinquencies and non-performing loans were all down from last quarter and last year.

•	Return on risk-adjusted capital improved to 18.6% from both last quarter and last year.

Vendor Finance

•	Total net revenues were up modestly from last year, as higher net finance revenues driven by asset growth more than offset lower other revenue.

•

Net finance revenue as a percentage of average earning assets after depreciation was down from last year, primarily due to higher borrowing costs and lower international lending spreads, reflecting recent acquisition activity.

•	Credit losses were flat versus last quarter and up slightly from last year. Delinquencies and non-performing asset levels increased over both periods.

•

Total new business volume grew 13% over last year driven by international operations. US volumes were essentially flat as declines in Dell volume were offset by improved volume from new vendor relationships. Excluding Dell, volumes were up 60%.

•	Return on risk-adjusted capital of 13.1% was down from last quarter and last year, reflecting lower joint venture earnings and recent acquisitions for which cost synergies have not yet been realized.

Home Lending

•	Total net revenues were $67 million, before the LOCOM adjustment, flat with last year.

•

Net finance revenue as a percentage of average earning assets increased due to the fair value adjustment, which reduced the book value of the assets and eliminated amortization of previously capitalized loan origination costs.

•

Net charge-offs of $55 million, which were applied against the LOCOM adjustment, were above forecast due to increased foreclosures. Net charge-offs included $0.6 million of non-home mortgage receivables, which include our liquidating manufactured housing and recreation vehicle portfolios. Delinquencies and non-performing assets increased from last quarter and last year reflecting portfolio seasoning and continued deterioration in the housing sector.

•	New business volume was approximately $500 million. The origination platform was closed on August 28, 2007.

•	Pre-tax earnings were $45 million before allocated corporate overhead and the LOCOM adjustment, in-line with our estimate.

Consumer

•	Total net revenues were up from last year, as higher net finance revenues driven by asset growth more than offset lower other revenue.

•	Net finance revenue as a percentage of average earning assets declined due to higher funding costs.

•	Net charge-offs increased in the other consumer portfolios, while delinquencies increased moderately, largely reflecting seasoning of the student lending portfolio.

•	New business volume improved from last quarter and was flat year-over-year, as school channel volume increased as a percentage of originations.

•	Return on risk-adjusted capital for the segment was 7.0%, down year over year on lower revenues.

Corporate and Other

•

Corporate and other expenses, principally certain credit loss provisioning, preferred stock dividends and other financing costs, dampened return on equity by approximately 140 basis points this quarter and 100 basis points last year.

Conference Call and Webcast:

          We will discuss this quarter’s results, as well as ongoing strategy, on a conference call and audio webcast today at 11:00 am (EDT). Interested parties may access the conference call live today by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers, and reference access code “CIT Group” or access the audio webcast at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (EDT) October 24, 2007, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 81502007, or at the following website: http://ir.cit.com.

About CIT:

          Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and small business administration lending, equipment leasing, vendor financing and factoring. CIT’s brand, Capital Redefined, articulates its value proposition of providing its customers relationship, intellectual and financial capital. www.cit.com.

Forward-Looking Statements:

          This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

###

Contact:

Investor Relations	Kenneth A. Brause	Executive Vice President, Investor Relations	(212) 771-9650
Media Relations	C. Curtis Ritter	Director of External Communications and Media Relations	(212) 461-7711
curt.ritter@cit.com

          Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(dollars in millions, except per share data)

	Quarters Ended
				Nine Months Ended September 30,
	September 30, 2007	June 30, 2007	September 30, 2006
				2007	2006

Finance revenue	$1,810.0	$1,758.1	$1,471.5	$5,185.3	$4,145.4
Interest expense	975.4	942.6	768.8	2,791.7	2,044.8
Depreciation on operating lease equipment	304.7	292.3	256.5	860.6	762.1

Net finance revenue	529.9	523.2	446.2	1,533.0	1,338.5
Provision for credit losses	64.2	73.0	72.5	208.3	154.0

Net finance revenue, after credit provision	465.7	450.2	373.7	1,324.7	1,184.5
Valuation allowance for assets held for sale	465.5	787.9	15.0	1,253.4	15.0

Total net revenue, after credit provision and valuation allowance	0.2	(337.7)	358.7	71.3	1,169.5
Other income	276.3	509.1	339.7	1,114.0	903.3

Total net revenue and other income	276.5	171.4	698.4	1,185.3	2,072.8
Salaries and general operating expenses	367.9	378.0	351.7	1,101.7	1,019.6
Provision for severance and real estate exit activities	41.9	34.9	8.5	76.8	19.6
Loss on early extinguishments of debt	—	—	—	139.3	—

Income (loss) before provision for income taxes	(133.3)	(241.5)	338.2	(132.5)	1,033.6
(Provision) benefit for income taxes	95.6	114.7	(39.7)	176.1	(252.9)
Minority interest, after tax	(1.1)	(0.2)	(0.2)	(1.4)	(1.5)

Net income (loss) before preferred stock dividends	(38.8)	(127.0)	298.3	42.2	779.2
Preferred stock dividends	(7.5)	(7.5)	(7.5)	(22.5)	(22.7)

Net income (loss) available (attributable) to common stockholders	$(46.3)	$(134.5)	$290.8	$19.7	$756.5

Per common share data
Basic earnings (loss) per share	$(0.24)	$(0.70)	$1.46	$0.10	$3.80
Diluted earnings (loss) per share	$(0.24)	$(0.70)	$1.44	$0.10	$3.72
Number of shares - basic (thousands)	189,930	191,808	198,724	191,946	199,113
Number of shares - diluted (thousands)	189,930	191,808	202,151	194,933	203,498

Other Income
Fees and other income(1)	$131.2	$108.2	$139.9	$424.9	$413.4
Factoring commissions	60.1	52.5	61.3	165.0	173.0
Gains on receivable sales and syndication fees	29.0	76.4	88.8	159.0	192.5
Gains on sales of leasing equipment	28.1	33.6	36.1	91.2	90.7
Gains on securitizations	18.4	7.8	13.6	33.8	33.7
Gain on sale of U.S. construction portfolio	9.5	230.6	—	240.1	—

Total other income	$276.3	$509.1	$339.7	$1,114.0	$903.3

(1) Fees and other income is comprised of asset management and service fees, including securitization-related servicing fees and accretion, advisory and agent fees, as well as income from joint ventures.

CIT GROUP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30, 2007	December 31, 2006

ASSETS
Financing and leasing assets held for investment:
Finance receivables, including receivables pledged of $16,154.9 million and $3,963.8 million	$52,596.2	$45,203.6
Reserve for credit losses	(535.0)	(659.3)

Non-home lending receivables, net of credit reserves	52,061.2	44,544.3
Home Lending Finance receivables, including receivables pledged of $7,498.1 million and $0	9,174.0	9,861.3

Net finance receivables	61,235.2	54,405.6
Operating lease equipment, net	11,930.3	11,017.9
Financing and leasing assets held for sale:
Home lending finance receivables	884.3	288.9
Other finance receivables	2,976.4	1,504.8
Cash and cash equivalents	4,998.0	4,458.4
Retained interests in securitizations and other investments	1,428.4	1,059.4
Goodwill and intangible assets, net	1,459.1	1,008.4
Other assets	4,026.7	3,324.5

Total Assets	$88,938.4	$77,067.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt:
Commercial paper	$3,559.4	$5,365.0
Deposits	3,023.7	2,399.6
Non-recourse, secured borrowings	14,838.0	4,398.5
Variable-rate senior unsecured notes	23,131.1	19,184.3
Fixed-rate senior unsecured notes	27,474.3	29,107.1
Junior subordinated notes	750.0	—
Preferred capital securities	—	250.3

Total debt	72,776.5	60,704.8
Credit balances of factoring clients	4,527.2	4,131.3
Accrued liabilities and payables	4,410.9	4,440.8

Total Liabilities	81,714.6	69,276.9
Minority interest	54.4	39.9

Stockholders’ Equity:
Preferred stock	500.0	500.0
Common stock	2.1	2.1
Paid-in capital	10,690.3	10,678.9
Accumulated deficit	(2,967.9)	(2,838.9)
Accumulated other comprehensive income	200.4	129.6
Less: treasury stock, at cost	(1,255.5)	(720.6)

Total Common Stockholders’ Equity	6,669.4	7,251.1

Total Stockholders’ Equity	7,169.4	7,751.1

Total Liabilities and Stockholders’ Equity	$88,938.4	$77,067.9

Other Assets
Deposits on commercial aerospace flight equipment	$909.9	$719.0
Accrued interest and receivables from derivative counterparties	805.0	643.6
Investments in and receivables from non-consolidated subsidiaries	183.3	535.7
Repossessed assets and off-lease equipment	236.0	124.1
Prepaid expenses	150.5	99.2
Furniture and fixtures, miscellaneous receivables and other assets	1,742.0	1,202.9

	$4,026.7	$3,324.5

CIT GROUP INC. AND SUBSIDIARIES
OWNED AND MANAGED ASSET COMPOSITION
(dollars in millions)

	September 30, 2007	June 30, 2007	September 30, 2006

Corporate Finance
Finance receivables	$20,232.1	$19,042.0	$18,886.8
Operating lease equipment, net	229.9	160.9	170.4
Financing and leasing assets held for sale	904.6	901.7	455.9

Owned assets	21,366.6	20,104.6	19,513.1

Finance receivables securitized and managed by CIT	1,636.9	1,090.7	2,005.0

Managed assets	23,003.5	21,195.3	21,518.1

Transportation Finance
Finance receivables	2,477.8	2,163.8	1,527.1
Operating lease equipment, net	10,601.9	10,513.6	9,322.7
Financing and leasing assets held for sale	4.2	4.6	148.6

Owned assets	13,083.9	12,682.0	10,998.4

Trade Finance
Finance receivables - Owned Assets	7,945.6	6,900.5	7,484.9
Vendor Finance
Finance receivables	10,169.9	10,481.5	6,987.8
Operating lease equipment, net	1,098.5	1,258.0	979.4
Financing and leasing assets held for sale	1,418.3	777.2	627.3

Owned assets	12,686.7	12,516.7	8,594.5

Finance receivables securitized and managed by CIT	4,211.4	4,085.8	3,611.1

Managed assets	16,898.1	16,602.5	12,205.6

Home Lending
Finance receivables	9,174.0	31.3	10,011.9
Financing and leasing assets held for sale	884.3	10,518.3	272.0

Owned assets	10,058.3	10,549.6	10,283.9

Finance receivables securitized and managed by CIT	713.2	750.7	894.5

Managed assets	10,771.5	11,300.3	11,178.4

Consumer
Finance receivables - student lending	10,960.3	9,695.4	7,772.1
Finance receivables - other	810.5	785.6	490.4
Financing and leasing assets held for sale	649.3	645.9	264.7

Owned assets	12,420.1	11,126.9	8,527.2

Other
Equity Investments	161.7	151.9	28.0

Consolidated Totals
Finance receivables, excluding home lending	$52,596.2	$49,068.8	$43,149.1
Finance receivables - home lending	9,174.0	31.3	10,011.9
Operating lease equipment, net	11,930.3	11,932.5	10,472.5
Home lending finance receivables held for sale	884.3	10,518.3	272.0
Other financing and leasing assets held for sale	2,976.4	2,329.4	1,496.5

Financing and leasing assets excl. equity investments	77,561.2	73,880.3	65,402.0
Equity investments (included in other assets)	161.7	151.9	28.0

Owned assets	77,722.9	74,032.2	65,430.0
Finance receivables securitized and managed by CIT	6,561.5	5,927.2	6,510.6

Managed assets	$84,284.4	$79,959.4	$71,940.6

Managed assets, excluding home lending	$73,512.9	$68,659.1	$60,762.2

CIT GROUP INC. AND SUBSIDIARIES
SEGMENT DATA
(dollars in millions)

	Quarters Ended
				Nine Months Ended September 30,
	September 30, 2007	June 30, 2007	September 30, 2006
				2007	2006

Corporate Finance
Net finance revenue, before depreciation	$170.1	$185.8	$155.6	$523.4	$448.6
Depreciation on operating lease equipment	7.5	10.6	7.5	27.9	24.0
Provision for credit losses	13.0	11.4	6.5	44.9	10.6
Valuation allowance for assets held for sale	—	22.5	—	22.5	—
Other income	99.2	328.5	128.8	530.2	283.3
Total net revenue and other income	248.8	469.8	270.4	958.3	697.3
Provision for income taxes	(47.8)	(133.0)	(54.5)	(226.1)	(128.0)
Net income*	83.3	219.3	93.6	382.7	225.8
Return on risk-adjusted capital	13.9%	35.0%	17.0%	20.7%	14.6%
New business volume	$3,582.4	$4,622.6	$4,519.1	$11,793.3	$11,033.2

Transportation Finance
Net finance revenue, before depreciation	$229.8	$226.9	$172.6	$667.5	$531.9
Depreciation on operating lease equipment	136.7	137.0	112.8	407.2	328.1
Provision for credit losses	(3.0)	0.3	—	(25.1)	1.0
Valuation allowance for assets held for sale	—	—	15.0	—	15.0
Other income	20.4	19.4	16.9	57.5	56.2
Total net revenue and other income	116.5	109.0	61.7	342.9	244.0
Provision for income taxes	(10.5)	(10.8)	56.5	(28.9)	53.4
Net income	70.3	62.9	86.8	209.6	200.8
Return on risk-adjusted capital	16.8%	15.4%	24.4%	17.1%	15.2%
New business volume	$757.5	$696.3	$458.9	$2,140.0	$1,741.7

Trade Finance
Net finance revenue, before depreciation	$45.1	$42.0	$41.3	$128.5	$118.4
Provision for credit losses	7.8	10.3	16.7	26.0	29.1
Other income	72.3	66.5	77.3	206.5	216.7
Total net revenue and other income	109.6	98.2	101.9	309.0	306.0
Provision for income taxes	(26.7)	(21.7)	(23.4)	(71.7)	(70.4)
Net income	43.5	36.1	39.1	116.2	118.2
Return on risk-adjusted capital	18.6%	16.5%	17.5%	17.4%	18.2%

Vendor Finance
Net finance revenue, before depreciation	$306.4	$291.9	$259.9	$849.8	$787.2
Depreciation on operating lease equipment	160.8	144.8	136.1	426.0	410.0
Provision for credit losses	7.5	5.8	8.4	23.7	36.0
Other income	76.8	79.7	94.9	267.4	275.9
Total net revenue and other income	214.9	221.0	210.3	667.5	617.1
Provision for income taxes	(32.4)	(30.6)	(46.2)	(102.9)	(120.4)
Net income	58.2	70.1	60.5	204.5	198.6
Return on risk-adjusted capital	13.1%	16.2%	23.3%	15.9%	25.2%
New business volume	$2,296.4	$2,462.6	$2,028.8	$7,068.9	$6,018.9

Home Lending
Net finance revenue, before depreciation	$68.1	$58.0	$53.0	$180.1	$155.7
Provision for credit losses	0.4	60.3	17.0	95.9	50.4
Valuation allowance for assets held for sale	465.5	765.4	—	1,230.9	—
Other income	(0.7)	8.3	14.3	19.2	38.2
Total net revenue and other income	(398.5)	(759.4)	50.3	(1,127.5)	143.5
Provision for income taxes	178.6	281.9	(5.6)	461.8	(16.2)
Net (loss) income**	(290.6)	(510.4)	11.7	(800.5)	27.2
Return on risk-adjusted capital	NM	NM	6.0%	NM	4.9%
New business volume	$499.2	$1,489.2	$2,038.7	$4,181.5	$5,791.7

Consumer
Net finance revenue, before depreciation	$36.6	$35.5	$28.5	$103.9	$83.3
Provision for credit losses	13.3	7.8	4.0	29.0	10.4
Other income	7.3	17.4	13.6	42.5	37.8
Total net revenue and other income	30.6	45.1	38.1	117.4	110.7
Provision for income taxes	(2.7)	(2.9)	(5.7)	(10.5)	(6.9)
Net income	9.4	15.1	12.7	35.9	24.7
Return on risk-adjusted capital	7.0%	11.6%	10.9%	9.2%	7.3%
New business volume	$1,992.5	$1,667.3	$1,964.4	$5,661.6	$5,131.1

Corporate and Other
Net finance revenue, before depreciation	$(21.5)	$(24.6)	$(8.2)	$(59.6)	$(24.5)
Provision for credit losses	25.2	(22.9)	19.9	13.9	16.5
Other income	1.0	(10.7)	(6.1)	(9.3)	(4.8)
Total net revenue and other income	(45.4)	(12.3)	(34.3)	(82.3)	(45.8)
Provision for income taxes	37.1	31.8	39.2	154.4	35.6
Net (loss) income	(20.4)	(27.6)	(13.6)	(128.7)	(38.8)
Return on risk-adjusted capital	(1.4)%	(2.6)%	(1.0)%	(2.1)%	(2.3)%

NM - not meaningful

*	The June 2007 results include a $235.0 million gain on sale of construction portfolio.

**	The June 2007 results include a $765 million pretax fair value adjustment on the home lending portfolio

CIT GROUP INC. AND SUBSIDIARIES CREDIT METRICS (dollars in millions)

	Quarters Ended						Nine Months Ended September 30,

	September 30, 2007		June 30, 2007		September 30, 2006		2007		2006

Net Credit Losses - Owned as a Percentage of Average Finance Receivables
Corporate Finance	$16.5	0.33%	$9.7	0.18%	$6.2	0.14%	$47.0	0.31%	$7.9	0.08%
Transportation Finance	(3.3)	(0.56)%	0.4	0.08%	—	—	(25.4)	(1.49)%	1.4	0.11%
Trade Finance	7.2	0.39%	10.0	0.59%	16.3	0.95%	24.2	0.47%	28.8	0.58%
Vendor Finance	13.3	0.51%	12.4	0.48%	11.1	0.62%	35.7	0.47%	32.1	0.59%
Home Lending	0.6	11.41%	41.8	1.46%	22.7	0.94%	76.9	1.57%	66.1	0.95%
Consumer	13.5	0.49%	7.8	0.30%	3.6	0.18%	28.7	0.37%	8.6	0.16%

Total	$47.8	0.37%	$82.1	0.53%	$59.9	0.47%	$187.1	0.44%	$144.9	0.40%

Total, excluding home lending and student loans	$47.2	0.46%	$40.3	0.39%	$37.2	0.43%	$110.2	0.36%	$78.8	0.32%

Net Credit Losses - Managed as a Percentage of Average Managed Finance Receivables
Corporate Finance	$18.0	0.34%	$12.8	0.22%	$8.0	0.16%	$53.6	0.33%	$15.1	0.11%
Transportation Finance	(3.3)	(0.56)%	0.4	0.08%	—	—	(25.4)	(1.49)%	1.4	0.11%
Trade Finance	7.2	0.39%	10.0	0.59%	16.3	0.95%	24.2	0.47%	28.8	0.58%
Vendor Finance	19.1	0.52%	18.5	0.51%	15.4	0.58%	51.0	0.48%	44.2	0.55%
Home Lending	7.6	4.04%	48.2	1.58%	30.2	1.14%	97.8	1.78%	96.2	1.25%
Consumer	13.5	0.49%	7.8	0.30%	3.6	0.18%	28.7	0.37%	8.6	0.16%

Total	$62.1	0.44%	$97.7	0.57%	$73.5	0.51%	$229.9	0.49%	$194.3	0.46%

Total, excluding home lending and student loans	$54.5	0.47%	$49.5	0.42%	$43.3	0.43%	$132.1	0.39%	$98.1	0.33%

	September 30, 2007		June 30, 2007		September 30, 2006

Finance Receivables Past Due 60 days or more - Owned as a Percentage of Finance Receivables
Corporate Finance	$174.0	0.86%	$137.2	0.72%	$162.3	0.86%
Transportation Finance	11.4	0.46%	12.5	0.58%	16.0	1.04%
Trade Finance	78.8	0.99%	87.2	1.26%	105.5	1.41%
Vendor Finance	277.0	2.72%	209.6	2.00%	184.7	2.64%
Consumer	616.2	5.24%	497.6	4.75%	333.8	4.04%

Total, excluding home lending	$1,157.4	2.20%	$944.1	1.92%	$802.3	1.86%

Home Lending	$1,130.0	10.11%	$765.0	6.65%	$370.5	3.70%

Total, excluding home lending and student loans	$558.8	1.34%	$456.2	1.16%	$473.9	1.34%

Non-performing Assets - Owned as a Percentage of Finance Receivables
Corporate Finance	$223.9	1.11%	$147.3	0.77%	$265.4	1.41%
Transportation Finance	4.3	0.17%	5.0	0.23%	8.2	0.54%
Trade Finance	49.5	0.62%	53.2	0.77%	69.8	0.93%
Vendor Finance	142.0	1.40%	117.5	1.12%	59.3	0.85%
Consumer	7.3	0.06%	3.8	0.04%	1.9	0.02%

Total, excluding home lending	$427.0	0.81%	$326.8	0.67%	$404.6	0.94%

Home Lending	$1,123.0	10.04%	$771.0	6.70%	$361.1	3.61%

Total, excluding home lending and student loans	$427.0	1.03%	$326.8	0.83%	$404.6	1.14%

Finance Receivables Past Due 60 days or more - Managed as a Percentage of Managed Financial Assets
Corporate Finance	$180.8	0.79%	$142.7	0.68%	$182.9	0.86%
Transportation Finance	11.4	0.46%	12.5	0.58%	16.0	0.95%
Trade Finance	78.8	0.99%	87.2	1.26%	105.5	1.41%
Vendor Finance	449.7	2.85%	356.7	2.33%	301.8	2.69%
Consumer	616.2	4.96%	497.5	4.47%	333.8	3.91%

Total, excluding home lending	$1,336.9	2.18%	$1,096.6	1.94%	$940.0	1.87%

Home Lending	$1,195.0	10.24%	$828.0	6.86%	$440.8	3.95%

Total, excluding home lending and student loans	$738.3	1.48%	$609.0	1.32%	$611.0	1.45%

The following segment changes are reflected in the above metrics:

1. Corporate Finance includes Small Business Lending, which had been reflected in the former Consumer and Small Business Lending segment.

2. Home Lending includes the activities of other liquidating consumer related loans formerly included in Vendor Finance.

3. Consumer includes student lending and the CIT industrial bank, which had been reflected in the former Consumer and Small Business Lending segment.

NOTE:

Home lending contractual delinquency and non-performing statistics as a percentage of unadjusted principal balance.

CIT GROUP INC. AND SUBSIDIARIES
RATIOS AND OTHER DATA
(dollars in millions, except per share data)

	Quarters Ended
				Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2007	2007	2006	2007	2006

Profitability
Net finance revenue as a percentage of AEA	2.96%	2.89%	2.99%	2.90%	3.17%
Net finance revenue after provision as a percentage of AEA	2.60%	2.49%	2.51%	2.50%	2.80%
Salaries and general operating expenses as a percentage of AMA	1.89%	1.92%	2.13%	1.92%	2.15%
Efficiency ratio	45.6%	36.6%	44.8%	41.6%	45.5%
Return on average common stockholders’ equity	-2.7%	-7.8%	16.9%	0.4%	15.1%
Return on AEA	-0.26%	-0.74%	1.95%	0.04%	1.79%
Return on AMA	-0.24%	-0.68%	1.76%	0.03%	1.60%
See “Non-GAAP Disclosures” for additional information regarding profitability ratio and metric comparisons.
Average Balances
Average Finance Receivables (AFR)	$51,000.0	$62,417.8	$51,503.3	$56,574.0	$48,514.6
Average Earning Assets (AEA)	71,696.7	72,352.8	59,616.2	70,557.1	56,331.0
Average Managed Assets (AMA)	77,697.8	78,640.9	66,109.3	76,666.6	63,098.3
Average Operating Leases (AOL)	11,963.3	11,695.6	10,619.5	11,626.3	10,312.7
Average Common Stockholders’ Equity	6,763.6	6,889.1	6,881.0	6,878.4	6,691.6

	September 30,	June 30,	September 30,
	2007	2007	2006

Capital and Leverage
Total tangible stockholders’ equity to managed assets	7.69%	8.27%	9.36%
Tangible book value per common share	$27.60	$28.13	$30.07
Book value per common share	$35.29	$35.37	$35.34

Reserve for Credit Losses
Reserve for credit losses as a percentage of finance receivables, excluding student loans	1.28%	1.42%	1.45%
Reserve for credit losses (excluding reserves related to impaired loans and hurricane reserves) as a percentage of finance receivables, excluding home lending and student loans	1.20%	1.22%	1.18%
Reserve for credit losses as a percentage of finance receivables	0.90%	1.19%	1.23%
Reserve for credit losses as a percentage of non-performing assets, excluding home lending and student lending	124.5%	154.4%	120.1%

Reserve for credit losses as a percentage of finance receivables past due 60 days or more, excluding home lending and student lending	95.5%	98.7%	104.0%

CIT GROUP INC. AND SUBSIDIARIES
Select Concentration Data
(dollars in millions unless specified)

Commercial Aerospace Portfolio:

	September 30, 2007		June 30, 2007		September 30, 2006

	Net Investment	Number	Net Investment	Number	Net Investment	Number

By Region:
Europe	$2,900.0	90	$2,893.7	88	$2,762.1	87
U.S. and Canada	1,370.5	62	1,237.8	59	887.3	36
Asia Pacific	2,013.2	77	1,822.0	57	1,494.3	50
Latin America	1,073.7	34	985.4	31	849.9	28
Africa / Middle East	493.2	13	497.2	13	363.6	9

Total	$7,850.6	276	$7,436.1	248	$6,357.2	210

By Manufacturer:
Boeing	$3,539.6	151	$3,204.7	126	$2,832.3	114
Airbus	4,301.7	124	4,222.0	121	3,507.3	93
Other	9.3	1	9.4	1	17.6	3

Total	$7,850.6	276	$7,436.1	248	$6,357.2	210

By Body Type (1):
Narrow body	$5,879.7	216	$5,537.4	190	$4,918.6	171
Intermediate	1,652.4	45	1,631.8	43	1,243.0	26
Wide body	309.2	14	257.5	14	178.0	10
Other	9.3	1	9.4	1	17.6	3

Total	$7,850.6	276	$7,436.1	248	$6,357.2	210

By Product:
Operating lease	$6,729.9	209	$6,645.2	205	$5,883.0	189
Leveraged lease (other)	40.8	2	40.5	2	148.2	5
Leveraged lease (tax optimized)	45.0	1	44.3	1	68.2	2
Capital lease	231.2	9	145.1	5	155.6	6
Loan	803.7	55	561.0	35	102.2	8

Total	$7,850.6	276	$7,436.1	248	$6,357.2	210

Number of accounts	102		98		94
Weighted average age of fleet (years)	6		6		6
Largest customer net investment	$279.7		$282.8		$291.6
Off-lease aircraft		—		—		—

New Aircraft Delivery Order Book (dollars in billions)
For the Years Ending December 31,
2006 (Remaining 2006)	$—	—	$—	—	$0.4	8
2007 (Remaining 2007)	0.6	10	0.7	14	1.3	26
2008	1.4	23	1.4	24	1.4	24
2009	0.9	14	0.8	13	0.6	11
Thereafter	4.6	65	4.1	60	1.1	10

Total	$7.5	112	$7.0	111	$4.8	79

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

Managed Home Lending Portfolio Statistics

	September 30, 2007 *	June 30, 2007	September 30, 2006

Managed assets	$11,519.9	$11,894.2	$10,747.6
Portfolio assets	$10,974.8	$11,324.7	$10,072.4
% of first mortgages	89%	89%	89%
Average loan size	$129.5	$127.9	$120.7
Fixed-rate mortgage %	44%	43%	44%
Weighted Average loan-to-value	82%	82%	81%
Average FICO score	637	637	636
Delinquencies (sixty days or more)	10.34%	6.60%	3.77%
Net charge-offs-managed basis	2.04%	1.43%	0.90%
Net charge-offs-owned basis	2.00%	1.37%	0.79%

* September amounts are based on unpaid principal balances and exclude valuation adjustments.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

	September 30, 2007	June 30, 2007	September 30, 2006

Managed assets (1):
Finance receivables, excluding home lending	$52,596.2	$49,068.8	$43,149.1
Finance receivables - home lending	9,174.0	31.3	10,011.9
Operating lease equipment, net	11,930.3	11,932.5	10,472.5
Financing and leasing assets held for sale	2,976.4	2,329.4	1,496.5
Home lending finance receivables held for sale	884.3	10,518.3	272.0
Equity and venture capital investments (included in other assets)	161.7	151.9	28.0

Total financing and leasing portfolio assets	77,722.9	74,032.2	65,430.0
Securitized assets	6,561.5	5,927.2	6,510.6

Managed assets	$84,284.4	$79,959.4	$71,940.6

Earning assets (2):
Total financing and leasing portfolio assets	$77,722.9	$74,032.2	$65,430.0
Credit balances of factoring clients	(4,527.2)	(3,911.0)	(4,318.7)

Earning assets	$73,195.7	$70,121.2	$61,111.3

Tangible equity (3):
Total equity	$6,669.4	$6,813.8	$7,059.2
Other comprehensive income relating to derivative financial instruments	29.9	(59.5)	(30.1)
Unrealized gain on securitization investments	(7.3)	(8.2)	(15.2)
Goodwill and intangible assets	(1,459.1)	(1,382.1)	(1,028.0)

Tangible common equity	5,232.9	5,364.0	5,985.9
Preferred stock	500.0	500.0	500.0
Preferred capital securities (4)	—	—	250.7
60 year junior subordinated notes	750.0	750.0	—

Tangible equity	$6,482.9	$6,614.0	$6,736.6

	Quarters Ended
	September 30, 2007	June 30, 2007	September 30, 2006

Total net revenues(5)
Net Finance Revenue after Depreciation	529.9	523.2	446.2
Other Income	276.3	509.1	339.7

Total net revenues	$806.2	$1,032.3	$785.9

	Nine Months Ended
	September 30, 2007	September 30, 2006

Net Finance Revenue after Depreciation	1,533.0	1,338.5
Other Income	1,114.0	903.3

Total net revenues	$2,647.0	$2,241.8

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Tangible equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) The preferred capital securities were called on March 16, 2007.

5) Total net revenues are the combination of net finance revenues after depreciation on operating leases and other income.